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                                                                      EXHIBIT 99

Additional Information

                 The prospectus utilized in connection with the Registration Statement on Form S-8 (Number 33-62106) will not require any new information in connection with the additional shares of Common Stock available under the Registrant's 1992 Stock Option Plan and registered in this Registration Statement. It is the Registrant's intent only to provide a current date for the prospectus, amend, if necessary, a minimal amount of language on tax effects of participation, and include a statement of the additional shares available for grant under the 1992 Stock Option Plan.